Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-235277-01 on Form S-3 of our reports dated February 11, 2021, relating to the consolidated financial statements and financial statement schedules of Brixmor Operating Partnership LP and Subsidiaries, and the effectiveness of Brixmor Operating Partnership LP and Subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Brixmor Operating Partnership LP and Subsidiaries for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
February 11, 2021